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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Jurisdiction of Incorporation
AXIS Specialty (Barbados) Limited	Barbados
AXIS Specialty U.S. Services, Inc.	Delaware
AXIS Specialty U.S. Holdings, Inc.	Delaware
AXIS Reinsurance Company	New York
AXIS Specialty Insurance Company	Connecticut
Sheffield Insurance Corporation	Illinois
AXIS Specialty Limited	Bermuda
AXIS Mergeco Limited	Bermuda
AXIS Specialty Holdings Ireland Limited	Ireland
AXIS Re Limited	Ireland
AXIS Specialty Europe Limited	Ireland
AXIS Specialty Europe Management Services Limited	Ireland
AXIS Specialty UK Limited	United Kingdom
AXIS Specialty UK Holdings Limited	United Kingdom

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT